Exhibit 99.1

Rudolph Redeems $60 Million in Convertible Notes

Wilmington, Mass. (July 15, 2016) – Rudolph Technologies, Inc. (NYSE:RTEC), a leader in the design, development, manufacture and support of defect inspection, lithography, process control metrology, and process control software used by semiconductor and advanced packaging device manufacturers worldwide today announced that it has redeemed all of its outstanding 3.75% Convertible Senior Notes due July 2016 with an aggregate principle amount of $60 million. Under the terms of the Indenture, holders of the notes were paid cash up to the aggregate principal amount of the notes and shares of common stock for the remainder of our conversion, with any fractional shares paid in cash. As a result of this redemption, the Company eliminated its debt and will have cash savings in annual interest payments of $2.25 million. The conversion resulted in the issuance of 540,000 shares of common stock to the bondholders, but resulted in no dilution to Rudolph shareholders as these shares were covered by a convertible note hedge that was entered into by the Company in 2011 at the time of issuance of the notes. Subsequent to the redemption of the notes, the Company's cash and short-term investments totaled approximately $100 million.
About Rudolph Technologies
Rudolph Technologies, Inc. is a leader in the design, development, manufacture and support of defect inspection, lithography, process control metrology, and process control software used by semiconductor and advanced packaging device manufacturers worldwide. Rudolph delivers comprehensive solutions throughout the fab with its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market of their devices. Headquartered in Wilmington, Massachusetts, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s expectations about our expected savings on interest payments as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the potential impact of Rudolph’s reduction in cash on any subsequent development and/or acquisition activities. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2015 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

Contacts:
Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Guerrant Associates
Laura Guerrant-Oiye
Principal
808.882.1467
lguerrant@guerrantir.com

Trade Press:
MindWrite Communications, Inc.
Sandy Fewkes
408.224.4024
sandy@mind-write.com